Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Equity Fund VI, L.P.
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02210

Issuer Name and Ticker or Trading Symbol:	Syneos Health, Inc. [SYNH]

Date of Earliest Transaction Required to be Reported (Month/Day/Year):	April 30, 2019

Footnotes to Form 4

(1) The shares of the Issuer reported are beneficially owned by: Thomas H. Lee Equity Fund VI, L.P. (“Equity Fund VI”); Thomas H. Lee Parallel (DT) Fund VI, L.P. (“(DT) Fund VI”); Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”); THL Coinvestment Partners, L.P. (“Coinvest Partners”); THL Operating Partners, L.P. (“THL Operating Partners”); Great-West Investors, L.P. (“Great-West Investors”); and Putnam Investments Employees’ Securities Company III, LLC (“Putnam III”) (collectively with their affiliates, the “THL Funds”). Each of the Reporting Persons disclaims beneficial ownership of all shares of the Issuer for the purposes of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(2) THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC (“THL Advisors”), which in turn is the general partner of Thomas H. Lee Partners, L.P., which in turn is the sole member of THL Equity Advisors VI, LLC (“THL Equity Advisors VI”), and the general partner of each of THL Operating Partners and Coinvest Partners. THL Equity Advisors VI is the general partner of Equity Fund VI, (DT) Fund VI, and Parallel Fund VI. THL Advisors is the attorney-in-fact of Great-West Investors and Putnam, LLC. Putnam, LLC is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

(3) Represents shares of class A common stock of the Issuer transferred to Thomas H. Lee Equity Fund VI (2019), L.P.: 3,029,630 shares by Equity Fund VI; 2,051,504 shares by Parallel Fund VI; 358,357 shares by Parallel (DT) Fund VI; 28,433 shares by Coinvestment Partners; 5,399 shares by THL Operating Partners; 15,515 shares by Great-West Investors; and 15,502 shares by Putnam III.

(4) Todd M. Abbrecht, a Managing Partner of an affiliate of the THL Funds, serves on the Issuer’s board of directors as a representative of the THL Funds and their affiliates.

(5)  Joshua M. Nelson, a Managing Partner of an affiliate of the THL Funds, serves on the Issuer’s board of directors as a representative of the THL Funds and their affiliates.